Exhibit 21.1

List of Subsidiaries

Subsidiary Legal Name	State or other Jurisdiction of Incorporation
Sunesis Pharmaceuticals (Bermuda) Ltd.	Bermuda
Sunesis Europe Limited Sunesis Pharmaceuticals International LP	United Kingdom Bermuda